Exhibit 5.1

[Letterhead of Wyrick Robbins Yates & Ponton LLP]

April 16, 2014

Board of Directors

New Century Bancorp, Inc.

700 W. Cumberland Street

Dunn, North Carolina 28334

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to New Century Bancorp, Inc., Dunn, North Carolina (the “Company”), in connection with the preparation of a Registration Statement on Form S-4 (as amended, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration of (i) up to 4,820,915 shares (the “Common Shares”) of the Company’s common stock, $1.00 par value per share (“Common Stock”) to be exchanged for shares of common stock of Select Bancorp, Inc., Greenville, North Carolina (“Select”) pursuant to the Agreement and Plan of Merger and Reorganization dated September 30, 2013, by and among the Company, New Century Bank, Select and Select Bank & Trust Company (the “Merger Agreement”), pursuant to which Select will be merged with and into the Company (the “Merger”) and (ii) 7,645 shares (the “Preferred Shares”) of the Company’s preferred stock to be exchanged for an equivalent number of shares of Select’s outstanding preferred stock, stated liquidation amount $1,000 per share in accordance with the Merger Agreement. This opinion is furnished pursuant to the requirements of Item 21(a) of Form S-4 and Item 601(b)(5) of Regulation S-K promulgated under the Act.

In rendering this opinion, we have assumed that the Company will file articles of amendment (the “Articles of Amendment”) with the North Carolina Secretary of State prior to consummation of the Merger designating, out of the 5,000,000 shares of Company preferred stock currently authorized, a series of at least 7,645 authorized shares of preferred stock with substantially identical rights, privileges and preferences as the Select preferred stock for which it will be exchanged. We have also assumed that the board of directors of the Company will have approved the Articles of Amendment in the manner required by law and that the Articles of Amendment will have become effective with the North Carolina Secretary of State prior to the effective time of the Merger.

In rendering our opinion, we have examined the articles of incorporation, as amended to date, and bylaws of the Company, the minutes of meetings of the board of directors and such other corporate records of the Company and other documents and have made such examinations of law as we have deemed relevant for purposes of this opinion.

New Century Bancorp, Inc.

April 16, 2014

Based on such examination, it is our opinion that:

1.          the Common Shares which are to be registered pursuant to the Registration Statement may be legally issued in accordance with the Company’s articles of incorporation and bylaws, and when so issued upon the terms and conditions set forth in the Merger Agreement and as described in the Registration Statement, will be legally issued, fully paid and nonassessable; and

2.          upon the Articles of Amendment becoming effective, the Preferred Shares which are to be registered pursuant to the Registration Statement may be legally issued in accordance with the Company’s articles of incorporation and bylaws, and when so issued upon the terms and conditions set forth in the Merger Agreement and as described in the Registration Statement, will be legally issued, fully paid and nonassessable.

This opinion is limited to the laws of the State of North Carolina and no opinion is expressed as to the laws of any other jurisdiction. This opinion does not extend to compliance with federal or state securities laws relating to the sale of the Common Shares or the Preferred Shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of this firm under the caption “Legal Matters” in the joint proxy statement/prospectus, which is a part of the Registration Statement. In giving this consent, we do not hereby admit that this firm is within the category of persons whose consent is required under Section 7 of the Act or regulations promulgated under to the Act.

This opinion is rendered for your benefit and that of your shareholders and shareholders of Select in connection with the transaction described above and may not be used or relied upon by any other person without our prior written consent in each instance. We assume no obligation to advise you of changes that may hereafter be brought to our attention.

Very truly yours,

Wyrick robbins Yates & ponton llp

/s/ wyrick robbins yates & ponton LLP